Exhibit 99.1

THE CHILDREN’S PLACE PROVIDES BUSINESS UPDATE AND DETAILS ON PHASED STORE REOPENING PLAN

Secaucus, New Jersey – May 18, 2020 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today provided a business update and details on its phased store reopening plan.

Business Update

Total net sales are estimated to have decreased 38 percent to $254 million for the first quarter ended May 2, 2020. To help fulfill its surging online demand, the Company enabled its ship-from-store capabilities in approximately 85 percent of its U.S. stores in late April, which more than doubled its daily shipping capacity. Through Saturday, May 16th, Q2 digital demand is up more than 400 percent.

Liquidity

As of May 2, 2020, the Company had approximately $72 million of cash and cash equivalents with no long-term debt, and $235 million outstanding on its $360 million revolving credit facility, which was increased from $325 million as a result of finalizing an amendment with its lenders on April 24, 2020.

Store Reopening Plan

On Tuesday, May 19, 2020, The Children’s Place is planning to reopen stores in 10 states: Alabama, Arkansas, Idaho, Mississippi, Montana, Nebraska, North Dakota, Oklahoma, South Dakota, and Utah. The Company will continue to reopen stores on a phased timeline, as state and local guidelines and conditions permit, taking an informed, measured approach based on a number of factors. Currently, over 40 percent of the Company’s U.S. stores are in states and counties that have not yet been authorized to reopen to the public.

The health and safety of our customers and our associates remains our highest priority, and we have put the following measures in place in our stores:

•	Opening with reduced hours and actively monitoring the flow of customers in stores;
•	Installing signage throughout the store encouraging customers to observe social distancing guidelines;
•	Installing plexiglass health guard partitions at checkout areas;
•	Associates participating in health screening checks before every shift;
•	Supplying all associates with face masks to wear during shifts and encouraging customers to wear a face covering while shopping;
•	Implementing rigorous cleaning routines and providing hand sanitizer stations in every store;
•	Temporarily closing fitting rooms, restrooms and water fountains; and
•	Implementing a new return policy whereby returned items are held off the sales floor for a 24 hour period before being eligible for resale.

Conference Call

The Company plans to release its first quarter fiscal 2020 financial results on Thursday, June 11, 2020 with a conference call following the release at 8:00 a.m. Eastern Time to discuss its first quarter fiscal 2020 results. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place,” and “Gymboree” brand names. As of February 1, 2020, the Company operated 924 stores in the United States, Canada and Puerto Rico, and had 266 international points of distribution open and operated by its eight franchise partners in 19 countries. The Company currently operates online stores at www.childrensplace.com and www.gymboree.com.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2020. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, risks related to COVID-19 and its impacts on our markets (including decreased customer traffic, closures of schools and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth), the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693